UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2017

Potbelly Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36104

Delaware	36-4466837
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 N. Canal Street, Suite 850

Chicago, Illinois 60606

(Address of principal executive offices, including zip code)

(312) 951-0600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On October 2, 2017, Potbelly Corporation (the “Company”) entered into a settlement agreement (the “Settlement Agreement”) with Ancora Advisors, LLC, Ancora Catalyst Fund LP, Merlin Partners LP and Frederick DiSanto (collectively, the “Ancora Parties”).

Under the Settlement Agreement, the Company agreed to appoint Joseph Boehm to its Board of Directors until the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) and to include Mr. Boehm (or his replacement, selected in accordance with the Settlement Agreement) in the Company’s slate of nominees for election at the 2018 Annual Meeting. In accordance with the Settlement Agreement, the Ancora Parties have agreed to cause the resignation of Mr. Boehm from the Company’s Board in the event the Ancora Parties’ ownership of the Company’s outstanding common stock falls below 3%.

The Settlement Agreement is effective until the later of thirty calendar days prior to the last day of the advance notice deadline set forth in the Company’s by-laws for the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) or thirty calendar days following the last day that Mr. Boehm (or any replacement) remains on the Board (the “Standstill Period”). During the Standstill Period, the Ancora Parties have agreed to not, among other things, acquire additional shares of the Company’s common stock if they would then beneficially own more than 9.9% of the Company’s common stock, participate in any solicitation of proxies that is inconsistent with Company’s recommendations or proposals, propose or participate in any change of control of the Company (though the Ancora Parties would be allowed to sell or tender their shares and otherwise receive consideration, pursuant to any such transaction and to vote on any transaction in their sole discretion), present any stockholder proposal at a stockholder meeting or institute or participate in any litigation against Company or any of its current or former directors or officers.

The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2017, the Company’s Board of Directors increased the size of the Board to eight members and appointed Mr. Joseph Boehm, 31, to its Board of Directors in connection with the Settlement Agreement described above in Item 1.01. Mr. Boehm will serve an initial term until the 2018 Annual Meeting. Mr. Boehm was also appointed to the Company’s Nominating and Corporate Governance Committee and Strategic Review Committee. Mr. Boehm is currently the Director, Alternatives Portfolio Manager of Ancora Advisors LLC.

Since the beginning of the last fiscal year, there have been no related party transactions between the Company and Mr. Boehm that would be reportable under Item 404(a) of Regulation S-K. Mr. Boehm will receive compensation as a non-employee director under the Company’s director compensation plan. The Director Compensation Plan is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 11, 2017. Mr. Boehm will be indemnified by the Company pursuant to the Company’s Seventh Amended and Restated Certificate of Incorporation and Amended and Restated By-laws for actions associated with being a director. In addition, the Company will enter into an indemnification agreement with Mr. Boehm, which provides for indemnification to the fullest extent permitted under Delaware law. The indemnification agreement is substantially identical to the form of agreement filed as Exhibit 10.17 to the Company’s Form S-1 (File No. 333-190893) filed August 29, 2013.

On October 5, 2017, the Company released a press release announcing the matters addressed above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement, dated October 2, 2017, between Potbelly Corporation, Ancora Advisors, LLC, Ancora Catalyst Fund LP, Merlin Partners LP and Frederick DiSanto

99.1	Press Release dated October 5, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2017	Potbelly Corporation

	By:	/s/ Michael Coyne
	Name:	Michael Coyne
	Title:	Chief Financial Officer and Interim Chief Executive Officer